================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 18)

                                   ----------

                              QUALITY DINING, INC.
                                (Name of Issuer)

      Common Stock, no par value                         747456P  10  5
    (Title of class of securities)                       (CUSIP number)

                                David W. Schostak
                                    NBO, LLC
                           25800 Northwestern Highway
                                    Suite 750
                           Southfield, Michigan 48075
                                 (248) 262-1000
            (Name, address and telephone number of person authorized
                     to receive notices and communications)

                                  May 15, 2001
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. Seess. 240.13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 9 pages)

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NY2/#1045703/72816.0003

-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 2 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                NBO, LLC
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  WC
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                            [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                              Michigan
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                          1,159,014
      NUMBER OF
        SHARES            -------------------     -------------------------------------------------------------------------------
                                  8               SHARED VOTING POWER:                                                0
     BENEFICIALLY
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                     1,159,014
      REPORTING

     PERSON WITH          -------------------     -------------------------------------------------------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                           0

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,159,014
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           9.9%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               OO
----------------------    -------------------------------------------------------------------------------------------------------



-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 3 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Jerome L. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES            -------------------     -------------------------------------------------------------------------------
                                  8               SHARED VOTING POWER:                                        1,159,014
     BENEFICIALLY
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING

     PERSON WITH          -------------------     -------------------------------------------------------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                   1,159,014

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,159,014
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           9.9%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------



-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 4 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                David W. Schostak

                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES            -------------------     -------------------------------------------------------------------------------
                                  8               SHARED VOTING POWER:                                        1,159,014
     BENEFICIALLY
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING

     PERSON WITH          -------------------     -------------------------------------------------------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                   1,159,014

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,159,014
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           9.9%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 5 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Robert I. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES            -------------------     -------------------------------------------------------------------------------
                                  8               SHARED VOTING POWER:                                        1,159,014
     BENEFICIALLY
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING

     PERSON WITH          -------------------     -------------------------------------------------------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                   1,159,014

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:                            1,159,014
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           9.9%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


-----------------------------------------------------------              --------------------------------------------------------
CUSIP NO. 747456P 10 5                                         13D                                             Page 6 of 9 Pages
-----------------------------------------------------------              --------------------------------------------------------

----------------------    -------------------------------------------------------------------------------------------------------
          1               NAME OF REPORTING PERSON                                Mark S. Schostak
                          S.S. OR I.R.S. IDENTIFICATION NO.
                          OF ABOVE PERSON
----------------------    -------------------------------------------------------------------------------------------------------
          2               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                    (a) [X]
                                                                                                               (b) [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          3               SEC USE ONLY
----------------------    -------------------------------------------------------------------------------------------------------
          4               SOURCE OF FUNDS:                                                  PF, OO
----------------------    -------------------------------------------------------------------------------------------------------
          5               CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                          PURSUANT TO ITEM 2(d) OR 2(e):                                                           [ ]
----------------------    -------------------------------------------------------------------------------------------------------
          6               CITIZENSHIP OR PLACE OF ORGANIZATION:                                            United States
----------------------    -------------------------------------------------------------------------------------------------------
                                  7               SOLE VOTING POWER:                                                  0
      NUMBER OF
        SHARES            -------------------     -------------------------------------------------------------------------------
                                  8               SHARED VOTING POWER:                                        1,159,014
     BENEFICIALLY
       OWNED BY
                          -------------------     -------------------------------------------------------------------------------
         EACH                     9               SOLE DISPOSITIVE POWER:                                             0
      REPORTING

     PERSON WITH          -------------------     -------------------------------------------------------------------------------
                                  10              SHARED DISPOSITIVE POWER:                                   1,159,014

----------------------    -------------------------------------------------------------------------------------------------------
         11               AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON:
                                                                                                              1,159,014
----------------------    -------------------------------------------------------------------------------------------------------
         12               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES:                        [ ]
----------------------    -------------------------------------------------------------------------------------------------------
         13               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                           9.9%
----------------------    -------------------------------------------------------------------------------------------------------
         14               TYPE OF REPORTING PERSON:                               IN
----------------------    -------------------------------------------------------------------------------------------------------


                     This Amendment No. 18 ("Amendment No. 18") amends the Statement on Schedule 13D filed on March 26, 1999, as amended by Amendment No. 1 filed on October 5, 1999, Amendment No. 2 filed on January 13, 2000, Amendment No. 3 filed on February 22, 2000, Amendment No. 4 filed on February 24, 2000, Amendment No. 5 filed on February 28, 2000, Amendment No. 6 filed on April 7, 2000, Amendment No. 7 filed on April 19, 2000, Amendment No. 8 filed on April 25, 2000, the Amendment filed on Schedule TO filed on May 9, 2000, Amendment No. 10 filed on May 25, 2000 the Amendment filed on Schedule TO filed on June 6, 2000, the Amendment filed on Schedule TO filed on June 8, 2000, the Amendment filed on Schedule TO filed on July 11, 2000, Amendment No. 14 filed on August 11, 2000, Amendment No. 15 filed on December 14, 2000, Amendment No. 16 filed on December 22, 2000 and Amendment No. 17 filed on March 1, 2001 (the "Schedule 13D") by and on behalf of the following persons: NBO, LLC ("NBO"), Jerome L. Schostak, David W. Schostak, Robert I. Schostak and Mark S. Schostak (collectively, the "Schostaks" and together with NBO, the "Reporting Persons").

                     Except as otherwise indicated, capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D. As used herein, the "Company" or the "Issuer" shall mean Quality Dining, Inc.

ITEM 4.              PURPOSE OF TRANSACTION.

                     By letter, dated May 15, 2001, from John C. Firth, Executive Vice President and General Counsel of the Company, to Mr. Mark Schostak (the "May 15 Firth Letter"), the Company asserted to NBO that the Company's lenders are unwilling to approve the transactions contemplated by the Purchase Agreement (as defined in Amendment No. 17). Lender approval was a condition to the obligations of the Seller thereunder to close the transaction contemplated thereby. The Purchase Agreement has purportedly been terminated as of the date of notice. Upon such a termination of the Purchase Agreement, both the Stockholders Agreement and the Stock Sale Agreement (each as defined in Amendment No. 17) terminated as well.

                     A consequence of termination of the Purchase Agreement is the termination of certain restrictions on the actions of the Reporting Persons contained in the Stockholders Agreement, including prohibitions on purchasing a substantial portion of assets or Common Stock or other Company Securities (as defined in Amendment No. 17) or engaging in certain other activities including, without limitation, solicitation of proxies or acting to seek to control or influence the management, Board of Directors, or policies of the Company.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                     As indicated in Item 4 of this Statement, the Purchase Agreement, and consequently the Stockholders Agreement and Stock Sale Agreement, were purported terminated by the Company.

                                   SIGNATURES

The undersigned, after reasonable inquiry and to the best of their knowledge and belief, certify that the information set forth in this Statement is true, complete and correct.


Dated: May 17, 2001

                                     NBO, LLC

                                   By: /s/ David W. Schostak
                                       ---------------------------------------
                                       David W. Schostak, Member



                                     /s/ Jerome L. Schostak
                                     -----------------------------------------
                                     Jerome L. Schostak



                                     /s/ David W. Schostak
                                     -----------------------------------------
                                     David W. Schostak



                                     /s/ Robert I. Schostak
                                     -----------------------------------------
                                     Robert I. Schostak



                                     /s/ Mark S. Schostak
                                     -----------------------------------------
                                     Mark S. Schostak